CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated January 25, 2013 relating to the financial statements of AllianceBernstein Equity Income Fund, Inc. for the fiscal year ended November 30, 2012, which is incorporated by reference in this Post-Effective Amendment No. 36 to the Registration Statement (Form N-1A No. 33-66630) of AllianceBernstein Equity Income Fund, Inc.

                                                         /s/ ERNST & YOUNG LLP



New York, New York
February 26, 2013